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                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 Information to be Included in Statements Files
                   Pursuant to Rule 13d-1(b), (c) and (d) and
                Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No....)*

Name of Issuer:               Health-Chem Corporation
Title of Class of Securities: Common Stock, par value $.01
CUSIP Number:                 422174102

             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.: 422174102
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(1)      Names of Reporting Persons I.R.S. Identification Nos. of Above Person
(entities only): Manfred Mayerfeld

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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [ ]
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(3) SEC Use Only .......................................................
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(4) Citizenship or Place of Organization: U.S.A.
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Number of Shares           (5) Sole Voting Power: 391,789
Owned                      (6) Shared Voting Power: None
by Each Reporting          (7) Sole Dispositive Power: 391,789
Person With                (8) Shared Dispositive Power: None


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(9) Aggregate Amount Beneficially Owned by Each Reporting Person: 391,789

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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions): N/A

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(11) Percent of Class Represented by Amount in Row (9): 5.11%
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(12) Type of Reporting Person (See Instructions): IN
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Item 1

Item 1(a)         Name of Issuer:                  Health-Chem Corporation
Item 1(b)         Address of Issuer's
                  Principal Executive Offices:     460 Park Avenue, Suite 1300
                                                   New York, New York 10022

Item 2

2(a)              Name of Person Filing:           Manfred Mayerfeld
2(b)              Address or Principal
                  Business Office or,
                  if none, Residence:              116 College Road
                                                   Monsey, New York 10952

2(c)              Citizenship:                     U.S.A.

2(d)              Title of Class of Securities:    Common Stock, par value $.01.

2(e)              CUSIP No.:  422174102


Item 3:           NOT APPLICABLE


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Item 4: Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

a.       Amount Beneficially Owned:         391,789

b.       Percent of class:                  5.11%

c.       Number of shares as to which such person has:
           i.Sole power to vote or to direct the vote:                   391,789
           ii.Shared power to vote or to direct the vote:                None
           iii.Sole power to dispose or to direct the disposition of:    391,789
           iv.Shared power to dispose or to direct the disposition of:   None

Item 5.  Ownership of 5 Percent or Less of a Class:

           NOT APPLICABLE

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

           NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

           NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group

           NOT APPLICABLE


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Item 9. Notice of Dissolution of Group

           NOT APPLICABLE

Item 10. Certifications

           NOT APPLICABLE




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated:           February 14, 2000
                                    Signature:       /s/ Manfred Mayerfeld
                                    Name/Title:      Manfred Mayerfeld